UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 12, 2012

Blue Earth, Inc.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	333-148346 (Commission File Number)	98-0531496 (IRS Employer Identification No.)

2298 Horizon Ridge Parkway, Suite 205

Henderson, NV 89052

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:  (702)263-1808

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see  General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2012, Blue Earth Inc. (the “Company”) executed a Secured Promissory Note (the “Note”) in the principal amount of $650,000 payable to Laird Q. Cagan (the “Lender”) its Chairman of the Board of Directors.  The Note evidences a second loan made in connection with the Company’s commencement of design, engineering, permitting, and construction services to be provided by a subsidiary of the Company with respect to five photovoltaic installations (the “Projects”) located in Southern California, as well as work to be performed at the Orange Center School Project.

The Loan together with secured interest at the rate of 12% per annum is due and payable on May 1, 2013 together with an aggregate of $955,000 previously loaned by the Lender to the Company.  The Lender also received warrants to purchase 212,500 shares of Common Stock of the Company exercisable for ten (10) years at $0.01 per share and amended the terms of the Lender’s existing warrants to purchase 437,500 shares of Common Stock to reduce the exercise price to $0.01 per share when the closing price of the Company’s Common Stock exceeds $1.24 per share. The loans which aggregate $1,605,000 (the “Combined Loan”) may be pre-paid at any time.  In addition, following the completion of construction of the Project(s), in the event that the Company, or its subsidiaries, receives any proceeds (directly or indirectly) from the U.S. Treasury Department of the 1603 Grant(s), the Company shall immediately pay such proceeds to the Lender, and the interest and principal amount of the Loan shall be reduced via payment to Lender of said proceeds.

The Combined Loan is secured by the proceeds of the above-stated grants; all machinery, equipment, furniture and fixtures utilized for the Projects, including the Orange Center School Project, and all contractual rights in connection with the Projects.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 18, 2012	Blue Earth, Inc.

	By:	/s/ Johnny R. Thomas
Name: Johnny R. Thomas
Title: CEO

3